EXHIBIT 99.2
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                               ITEM 7 INFORMATION

                  The securities being reported on by The Goldman Sachs Group, Inc. ("GS Group"), as a parent holding company, are beneficially owned by GS Capital Partners III Germany Civil Law Partnership, a German civil law partnership with limitation of liability, Stone Street Fund 2000, L.P., a Delaware limited partnership, Bridge Street Special Opportunities Fund 2000, L.P., a Delaware limited partnership, GS Capital Partners III, L.P., a Delaware limited partnership, GS China Broadnet GP, L.L.C., a Cayman Islands exempted limited liability company, GS China BroadNet GP Holdings, L.L.C., a Cayman Islands exempted limited liability company, GS China BroadNet Investment Holdings, L.L.C., a Cayman Islands exempted limited liability company, GS Capital Partners III Offshore, L.P., a Cayman Islands exempted limited partnership, and certain other investment funds affiliated with GS Group (and collectively, the "Investing Entities"), or are owned, or may be deemed to be beneficially owned, by Goldman, Sachs & Co., ("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The general partner, managing general partner or other manager of each of the Investing Entities is an affiliate of GS Group. Goldman Sachs is a direct and indirect wholly-owned subsidiary of GS Group. Goldman Sachs is the investment manager of certain of the Investing Entities.